Exhibit 99.1

Health Net, Inc. 21650 Oxnard Street Woodland Hills, CA 91367 818.676.6000 800.291.6911 www.healthnet.com

Contacts: David Olson

818.676.6978

david.w.olson@healthnet.com

Michael Engelhard

818.676.7620

michael.engelhard@healthnet.com

HEALTH NET REPORTS NET INCOME OF $77 MILLION

OR $.65 PER DILUTED SHARE

Total Health Plan Enrollment Grows Sequentially

Pretax Margin Continues to Expand

G&A Investments on the Rise

LOS ANGELES, August 3, 2006 – Health Net, Inc. (NYSE:HNT) today announced 2006 second quarter net income per diluted share of $.65 compared with net income per diluted share of $.47 in the second quarter of 2005, an increase of 38.3 percent. This comparison includes the effect of a $16,237,000 pretax charge, or $.08 per diluted share after tax, for one-time litigation and severance related expenses reported in the second quarter of 2005.

Excluding the second quarter 2005 after tax charge of $.08 per diluted share, earnings per diluted share for the second quarter of 2005 would have been $.55, resulting in a year-over-year increase in earnings per diluted share of approximately 18 percent compared to the $.65 earned in the second quarter of 2006. Management believes this comparison is a more accurate reflection of the change in the company’s operating performance between the two periods.

Key highlights of Health Net’s second quarter 2006 results included:

•	Total health plan enrollment at June 30, 2006 was approximately 3.4 million, an increase of 22,000 compared with the first quarter of 2006. This represents Health Net’s first sequential health plan enrollment increase in more than two years. These results exclude the company’s 288,000 Medicare Part D prescription drug plan (PDP) members.

•	Medicare Part D PDP enrollment also grew in the second quarter of 2006, increasing by 33,000 to 288,000 members at June 30, 2006.

•	Health Net’s health plan medical care ratio (MCR) improved by 130 basis points, reaching 83.3 percent in the second quarter of 2006 compared with 84.6 percent in the second quarter of 2005. This improvement was, in part, attributable to an approximately 10 percent gain in the commercial gross margin on a per member per month (PMPM) basis for the second quarter of 2006 compared to the second quarter of 2005.

•	The company’s pretax margin was 3.9 percent in the second quarter of 2006, a 100 basis point improvement over the second quarter of 2005.

•	Pretax income contribution from the Government contracts segment increased by approximately 18 percent compared to the second quarter of 2005.

•

At the end of the second quarter of 2006, Health Net began a series of transactions related to the redemption of the company’s $400 million of Senior Notes due 2011. Health Net expects to complete the redemption of the Senior Notes in the third quarter of 2006. The company intends to record an $80 million pretax financing charge in its third quarter ending September 30, 2006, related to the redemption.

“We are pleased to see that our progress continues with all parts of our diverse businesses showing strength. It is especially gratifying to report a turnaround in our health plan enrollment and we are on track to meet our full-year expectations,” said Jay Gellert, president and chief executive officer of Health Net. “The year-over-year improvement in the health plan MCR shows that we have started to add commercial enrollment in certain markets while maintaining our pricing discipline.

“Our strength allows us to invest in our businesses, as we did in the second quarter and as we plan to do for the balance of the year. We see excellent potential in commercial, Medicare and other government programs, and in our behavioral health unit. We are poised to take advantage of all these opportunities to continue to build our company,” Gellert added.

Revenues

Health Net’s total revenues increased 8.2 percent in the second quarter of 2006 to $3,266,122,000 from $3,019,857,000 in the second quarter of 2005. Health plan revenues increased 9.7 percent to $2,622,848,000 in the second quarter of 2006 compared to $2,390,679,000 in the second quarter of 2005. In the second quarter of 2006, Health Net’s Government contracts revenue rose less than 1 percent from the second quarter of 2005, increasing by $4,901,000 to $615,557,000.

“Health plan revenues reflect our ongoing pricing discipline, improved commercial enrollment trends and approximately $74 million of premiums from our Universal Care acqui-sition,” said Buddy Piszel, executive vice president and chief financial officer of Health Net.

Commercial premium yields PMPM increased 7.5 percent in the second quarter of 2006 compared to the second quarter of 2005. “We continue to track to our full year target of an approximate 8 percent increase in commercial yields, including the impact of our Universal Care acquisition,” noted Piszel.

Total health plan enrollment increased by approximately 22,000 members in the second quarter of 2006 compared to the first quarter of 2006. Over the same period, Medicaid enrollment increased by approximately 15,000 members and Medicare Risk enrollment grew by nearly 7,000 members.

Commercial enrollment, including both at-risk and Administrative Services Only (ASO) membership, was unchanged in the second quarter of 2006 compared to the first quarter of 2006. California commercial enrollment climbed by 8,000 members over the same period.

“Our focus on broker relationships, renewed advertising and product innovations are having the intended effect,” said Piszel. “In fact, new commercial members added by all health plans in the second quarter of 2006 were almost two and one-half times higher than in the second quarter of 2005,” Piszel explained. “We are committed to making the necessary investments to support growth.”

Health Care Costs

The health plan MCR improved to 83.3 percent in the second quarter of 2006 from 84.6 percent in the second quarter of 2005.

Commercial health care costs rose by 6.9 percent PMPM between the second quarters of 2005 and 2006.

“The trend a year ago was 9.3 percent and we continue to see commercial trends that are better than expected. We now believe the year-over-year trend will be at the low end of our previous expectations,” Piszel stated.

The Government contracts cost ratio of 94.2 percent in the second quarter of 2006 represented a 90 basis point improvement compared with the second quarter of 2005.

“We are very proud of the work we do for TRICARE beneficiaries. This quarter, we saw the impact of our cost containment efforts and increasing stability in the program,” Piszel added.

Administrative Expenses

In the second quarter of 2006, total general, administrative and depreciation expenses increased by $55,829,000 to $300,019,000 compared to $244,190,000 in the second quarter of 2005. The increase was due to spending for Medicare and other marketing activities, incremental costs associated with the Universal Care acquisition, new business bid costs at our behavioral health subsidiary, and the impact of expensing stock options. Total general, administrative and depreciation expenses increased by $4,438,000 in the second quarter of 2006 compared to the $295,581,000 recorded in the first quarter of 2006.

“In addition to approximately $2.2 million in one-time expenses to complete the Universal Care transition, and approximately $2.5 million in one-time costs for a substantial new government bid in our behavioral health unit, second quarter administrative expenses included approximately $10 million of new investments in advertising, market research, products and additional staff, among others,” Piszel commented. “This led to higher administrative expenses that we expect to continue. Therefore, we expect the administrative expense ratio to stay above 11 percent for the balance of the year. We believe these investments will lead to continuing profitable future growth.”

Debt Refinancing

On June 23, 2006, the company began a series of transactions related to the redemption of its $400 million of Senior Notes due 2011, including the execution of a bridge loan facility and a term loan credit facility. These facilities provided Health Net with an aggregate of $500 million of gross proceeds. Health Net used the net proceeds from the bridge loan and the term loan to purchase U.S. Treasury securities, which were pledged as collateral to secure the

Senior Notes and will provide sufficient funds to make all of the remaining principal and interest payments on the Senior Notes. As a result of the company’s pledge of the collateral to secure the Senior Notes, Moody’s Investors Service and Standard & Poor’s Ratings Services upgraded the company’s Senior Notes to investment grade.

Balance Sheet Highlights

Cash and investments as of June 30, 2006 were $2,208,508,000 compared with $2,226,610,000 as of March 31, 2006.

Reserves for claims and other settlements decreased by $10,143,000 to $976,382,000 at June 30, 2006 from $986,525,000 at March 31, 2006.

Days claims payable (DCP) declined by 2.3 days to 40.9 days in the second quarter of 2006, from 43.2 days in the first quarter of 2006, and declined by 9.0 days compared with 49.9 days in the second quarter of 2005. These amounts include the effects of provider settlements, capitation payments and Medicare Part D.

DCP, excluding provider settlements, capitation payments and the impact of Medicare Part D expenses, declined by 7.5 days to 52.8 days in the second quarter of 2006, compared to 60.3 days in the second quarter of 2005. DCP declined by 5.3 days compared to the first quarter of 2006 (see note (b) to the company’s Notes to Condensed Consolidated Statements of Operations in the attached tables). The company employs an average claims reserves methodology in calculating DCP.

Period-end adjusted reserves at the end of the second quarter of 2006 were essentially equal to the period-end adjusted reserves at the end of the first quarter of 2006. However, average adjusted reserves at the end of the second quarter of 2006 were approximately $31.8 million less than the average adjusted reserves at the end of the first quarter of 2006 due to the high level of paid claims in the first quarter of 2006. The majority of the DCP change, approximately 3 days, can be attributed to this fact.

The remaining DCP reduction is comprised of 1 day due to the impact of Universal Care membership, and approximately 1.5 days due to the annual second quarter shared risk settlement payment and other factors.

“We know that there are a number of important factors to consider on the issue of reserves generally,” Piszel continued. “We have been paying claims faster. Our inventories have been getting progressively smaller and younger over the past several quarters, and our paid claims in the first half of this year were $145 million higher than in the second half of last year.”

In the second quarter of 2006, the company announced that it would redeem its outstanding Senior Notes. Due to the nature of the redemption-related transactions, the company is carrying both the old debt and the new debt incurred in connection with the redemption on its June 30 balance sheet. By the end of the third quarter of 2006, only the new debt will remain and the company expects that its debt-to-total capital ratio will be approximately 20 percent. The debt-to-total capital ratio at June 30, 2006 was 33.0 percent.

Interest expense increased in the second quarter of 2006 by $2,906,000 compared with the second quarter of 2005 due to higher market interest rates.

Cash Flow

Operating cash flow was negative $6,933,000 in the second quarter of 2006 compared to negative operating cash flow of $10,720,000 in the second quarter of 2005. Operating cash flow was less than net income in the second quarter of 2006 due to a build-up of Medicare Part D and risk-adjuster receivables of approximately $50 million, payments to settle provider disputes of approximately $16 million, and other timing events of approximately $16 million, including Health Net’s annual second quarter shared risk settlement payment.

“As we look to the balance of the year, we expect operating cash flow to be strong. We anticipate that cash flow for the full year will be approximately 1.1 times net income, excluding provider settlement payments and the payment made in conjunction with the MDL settlement,” Piszel added.

Outlook

Health Net believes that its earnings per diluted share for the full year 2006 will be between $3.00 and $3.05. The company historically experiences earnings distribution of approximately 45 percent in the first half of the year and approximately 55 percent in the second half of the year. The company previously reported that it expects its 2006 earnings distribution to be more weighted to the second half of the year due to the anticipated impact of the Universal Care acquisition and the concentration of earnings from Medicare Part D expected to occur in the third and fourth quarters of 2006.

In the third quarter of 2006, the company expects to record an approximately $33 million tax benefit, which is expected to have a positive impact on 2006 earnings of approximately $.28 per diluted share. The tax benefit results from the realization of capital losses following the sale of several inactive subsidiaries. This benefit is not included in the guidance above.

The company intends to record an approximately $80 million pretax financing charge in the third quarter of 2006, related to redemption of its $400 million of Senior Notes due 2011. The impact of this charge also is not included in the guidance above.

Conference Call

As previously announced, Health Net will discuss the company’s second quarter results during a conference call scheduled on Thursday, August 3, 2006, at approximately 11:00 a.m. Eastern Time. To listen to the call, please dial 888.569.5033, code 7700481. A live webcast and replay of the conference call also will be available at www.healthnet.com. The conference call webcast is open to all interested parties. A replay of the conference call will be available from August 3, 2006 through August 7, 2006, by dialing 888.203.1112, code 7700481. Anyone listening to the company’s conference call will be presumed to have read Health Net’s Annual Report on Form 10-K for the year ended December 31, 2005, quarterly report on Form 10-Q for the first quarter ended March 31, 2006, and other reports filed by the company from time to time with the Securities and Exchange Commission.

About Health Net

Health Net, Inc. is among the nation’s largest publicly traded managed health care companies. Its mission is to help people be healthy, secure and comfortable. The company’s HMO, POS, insured PPO and government contracts subsidiaries provide health benefits to approximately 6.6 million individuals in 27 states and the District of Columbia through group, individual, Medicare, Medicaid and TRICARE and Veterans Affairs programs. Health Net’s behavioral health subsidiary, MHN, provides mental health benefits to approximately 7.3 million individuals in all 50 states. The company’s subsidiaries also offer managed health care products related to prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.

For more information on Health Net, Inc., please visit the company’s Web site at www.healthnet.com.

Cautionary Statements

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, that involve a number of risks and uncertainties. All statements, other than statements of historical information provided herein, may be deemed to be forward-looking statements. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, rising health care costs, negative prior period claims reserve developments, trends in medical care ratios, issues relating to provider contracts, litigation costs, operational issues, health care reform and general business conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this release.

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Health Net, Inc.

Condensed Consolidated Statements of Operations

(Amounts in thousands, except per share and ratio data)

	Second Quarter Ended June 30, 2005	Third Quarter Ended September 30, 2005	Fourth Quarter Ended December 31, 2005	First Quarter Ended March 31, 2006	Second Quarter Ended June 30, 2006
REVENUES:
Health plan services premiums	$2,390,679	$2,398,100	$2,367,057	$2,546,130	$2,622,848
Government contracts	610,656	639,626	560,491	615,897	615,557
Net investment income	17,213	19,536	20,239	23,359	26,256
Other income	1,309	1,511	2,371	1,244	1,461

Total revenues	3,019,857	3,058,773	2,950,158	3,186,630	3,266,122

EXPENSES:
Health plan services	2,023,174	2,000,661	1,952,309	2,108,712	2,185,641
Government contracts	580,685	614,794	535,800	587,980	580,052
General and administrative	233,723	241,847	266,043	290,823	295,064
Selling	56,082	55,000	53,200	56,611	59,630
Depreciation	10,467	4,007	4,220	4,758	4,955
Amortization	861	861	861	591	1,275
Interest	10,543	11,789	11,690	12,226	13,449

	2,915,535	2,928,959	2,824,123	3,061,701	3,140,066
Litigation and severance related costs	16,237 (a)	—	—	—	—

Total expenses	2,931,772	2,928,959	2,824,123	3,061,701	3,140,066

Income from operations before income taxes	88,085	129,814	126,035	124,929	126,056
Income tax provision	34,522	51,609	49,366	48,336	49,023

Net income	$53,563	$78,205	$76,669	$76,593	$77,033

Basic earnings per share	$0.48	$0.69	$0.67	$0.67	$0.67
Diluted earnings per share	$0.47	$0.67	$0.65	$0.65	$0.65
Weighted average shares outstanding:
Basic	112,451	113,371	114,276	114,594	115,213
Diluted	114,851	116,543	117,902	118,398	118,305
Pretax margin (Income from operations before income taxes / Total revenues)	2.9%	4.2%	4.3%	3.9%	3.9%
Health plan services MCR	84.6%	83.4%	82.5%	82.8%	83.3%
Government contracts cost ratio	95.1%	96.1%	95.6%	95.5%	94.2%
Administrative ratio ((G&A+Dep) / (HP serv rev + Other income))	10.2%	10.2%	11.4%	11.6%	11.4%
Selling costs ratio (Selling costs / HP serv rev)	2.3%	2.3%	2.2%	2.2%	2.3%
Days claims payable (b)	49.9	48.8	49.4	43.2	40.9
Days claims payable - adjusted (b)	60.3	61.1	63.5	58.1	52.8
Effective tax rate	39.2%	39.8%	39.2%	38.7%	38.9%
Health plan services premiums PMPM	$235.03	$240.10	$241.13	$246.89	$243.96
Health plan services costs PMPM	$198.90	$200.31	$198.88	$204.48	$203.29

Health Net, Inc.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except ratio data)

	June 30, 2005	September 30, 2005	December 31, 2005	March 31, 2006	June 30, 2006
ASSETS
Current Assets
Cash and cash equivalents	$939,057	$1,027,848	$742,485	$870,224	$825,925
Investments - available for sale	1,060,936	1,150,738	1,363,818	1,356,386	1,382,583
Premiums receivable, net	119,776	127,020	132,019	171,977	229,133
Amounts receivable under government contracts	139,540	122,295	122,796	143,625	135,433
Incurred but not reported (IBNR) health care costs receivable under TRICARE North contract	184,214	263,329	265,517	295,800	318,827
Other receivables	89,437	85,873	79,572	84,414	116,258
Deferred taxes	100,277	110,445	93,899	99,866	57,141
Restricted assets for senior notes redemption	—	—	—	—	499,557
Other assets	118,904	107,618	111,512	147,600	159,662

Total current assets	2,752,141	2,995,166	2,911,618	3,169,892	3,724,519
Property and equipment, net	103,314	112,218	125,773	136,727	144,436
Goodwill, net	723,595	723,595	723,595	751,949	751,949
Other intangible assets, net	20,132	19,271	18,409	47,062	45,532
Deferred taxes	26,941	29,527	31,060	46,560	48,574
Other noncurrent assets	148,647	143,555	130,267	137,645	132,186

Total Assets	$3,774,770	$4,023,332	$3,940,722	$4,289,835	$4,847,196

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Reserves for claims and other settlements	$1,065,465	$1,057,848	$1,040,171	$986,525	$976,382
Health care and other costs payable under government contracts	131,909	62,778	62,536	62,529	60,325
IBNR health care costs payable under TRICARE North contract	184,214	263,329	265,517	295,800	318,827
Unearned premiums	97,038	218,527	106,586	324,063	338,611
Bridge loan	—	—	—	—	200,000
Senior notes payable	—	—	—	—	376,052
Accounts payable and other liabilities	385,995	404,362	364,266	434,605	389,130

Total current liabilities	1,864,621	2,006,844	1,839,076	2,103,522	2,659,327
Senior notes payable	400,659	391,106	387,954	379,983	—
Term loan	—	—	—	—	300,000
Other noncurrent liabilities	116,824	123,376	124,617	129,507	108,222

Total Liabilities	2,382,104	2,521,326	2,351,647	2,613,012	3,067,549

Stockholders’ Equity
Common stock and additional paid-in capital	861,595	899,400	911,672	932,254	967,265
Treasury common stock, at cost	(632,926)	(633,153)	(633,375)	(636,252)	(640,623)
Retained earnings	1,169,291	1,247,496	1,324,165	1,400,758	1,477,791
Accumulated other comprehensive loss	(5,294)	(11,737)	(13,387)	(19,937)	(24,786)

Total Stockholders’ Equity	1,392,666	1,502,006	1,589,075	1,676,823	1,779,647

	$3,774,770	$4,023,332	$3,940,722	$4,289,835	$4,847,196

Debt-to-Total Capital Ratio	22.3%	20.7%	19.6%	18.5%	33.0%

Health Net, Inc.

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

	Second Quarter Ended June 30, 2005	Third Quarter Ended September 30, 2005	Fourth Quarter Ended December 31, 2005	First Quarter Ended March 31, 2006	Second Quarter Ended June 30, 2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$53,563	$78,205	$76,669	$76,593	$77,033
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Amortization and depreciation	11,328	4,868	5,081	5,349	6,230
Share-based compensation expense	—	—	—	4,435	5,195
Other changes	3,100	3,229	3,032	4,344	4,002
Changes in assets and liabilities, net of the effects of dispositions:
Premiums receivable and unearned premiums	(14,556)	114,245	(116,940)	177,519	(42,608)
Other receivables, deferred taxes and other assets	(14,336)	4,901	18,476	(41,899)	(107)
Amounts receivable/payable under government contracts	(1,754)	(51,886)	(743)	(20,836)	5,988
Reserves for claims and other settlements	(89,826)	(7,617)	(17,677)	(53,647)	(10,143)
Accounts payable and other liabilities	41,761	28,826	(35,706)	34,046	(52,523)

Net cash provided by (used in) operating activities	(10,720)	174,771	(67,808)	185,904	(6,933)

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales of investments	184,483	13,283	179,102	228,995	44,374
Maturities of investments	38,653	20,215	41,037	15,770	30,248
Purchases of investments	(143,776)	(126,917)	(437,250)	(252,973)	(110,683)
Proceeds from sale of property and equipment	79,395	417	—	—	—
Purchases of property and equipment	(7,441)	(13,242)	(17,738)	(15,730)	(12,679)
Cash received from sale (paid for acquisition) of businesses	—	—	—	(73,100)	(494)
Sales and purchases of restricted investments and other	13,460	(8,840)	9,093	(9,027)	(496,943)

Net cash (used in) provided by investing activities	164,774	(115,084)	(225,756)	(106,065)	(546,177)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options and employee stock purchases	19,161	29,331	8,423	10,380	20,895
Repurchases of common stock	—	(227)	(222)	(1,724)	(1,107)
Excess tax benefits from share-based compensation	—	—	—	3,099	2,221
Borrowings under term and bridge loan agreements					497,334
Net Medicare Part D deposits (payments)	—	—	—	36,145	(10,532)

Net cash provided by financing activities	19,161	29,104	8,201	47,900	508,811

Net increase (decrease) in cash and cash equivalents	173,215	88,791	(285,363)	127,739	(44,299)
Cash and cash equivalents, beginning of period	765,842	939,057	1,027,848	742,485	870,224

Cash and cash equivalents, end of period	$939,057	$1,027,848	$742,485	$870,224	$825,925

Health Net, Inc.

Notes to Condensed Consolidated Statements of Operations

Notes:

(a)	Pretax $15.9 million charge representing total estimated legal defense costs associated with the AmCareco case, and $0.3 million for severance and related benefit costs related to our workforce reduction announced in May 2004.

(b)	Management believes that days claims payable (excluding capitation, provider settlements and Medicare Part D), a non-GAAP financial measure, provides useful information to investors because, in excluding those health care costs for which no or minimal reserves are maintained, it is a more accurate reflection of days claims payable calculated from claims-based reserves than is days claims payable, which does not exclude such costs. This non-GAAP financial information should be considered in addition to, not as a substitute for, financial information prepared in accordance with GAAP. The following table provides a reconciliation of the differences between days claims payable (excluding capitation, provider settlements and Medicare Part D) and days claims payable, the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Q2 2005	Q3 2005	Q4 2005	Q1 2006	Q2 2006
	(Dollars in millions)
Reserve for Claims and Other Settlements	$1,065.5	$1,057.8	$1,040.2	$986.5	$976.4
Less: Capitation Payable, Provider Settlements and Medicare Part D	($132.8)	($105.2)	($95.4)	($120.5)	($110.3)

Adjusted Reserve for Claims and Other Settlements	$932.7	$952.6	$944.8	$866.0	$866.1
(1) Average Reserve for Claims and Other Settlements	$1,110.4	$1,061.7	$1,049.0	$1,013.3	$981.5
(2) Average Adjusted Reserve for Claims and Other Settlements	$959.1	$942.7	$948.7	$905.4	$866.1
(3) Health Plan Services Cost	$2,023.2	$2,000.7	$1,952.3	$2,108.7	$2,185.6
Less: Capitation Payments, Provider Settlements and Medicare Part D	($576.4)	($580.8)	($578.5)	($705.9)	($692.6)

(4) Adjusted Health Plan Services Cost	$1,446.8	$1,419.9	$1,373.8	$1,402.8	$1,493.0
(5) Number of Days in Period	91	92	92	90	91
= (1) / (3) * (5) Days Claims Payable	49.9	48.8	49.4	43.2	40.9
= (2) / (4) * (5) Days Claims Payable (Excl. Capitation, Provider Settlements and Medicare Part D)	60.3	61.1	63.5	58.1	52.8

HEALTH NET, INC.

Medical Covered Lives at June 30, 2006

(in Thousands)

	Commercial - Large Group*			Commercial - Small Group & Individual			Commercial Risk Subtotal			ASO			Commercial Subtotal
	6/06	3/06	6/05	6/06	3/06	6/05	6/06	3/06	6/05	6/06	3/06	6/05	6/06	3/06	6/05
Arizona	72	71	66	47	47	52	119	118	119	—	—	—	119	118	119
California	1,063	1,055	1,104	422	421	413	1,485	1,477	1,517	5	6	7	1,490	1,482	1,524
Connecticut	156	161	181	31	28	35	187	189	216	69	70	69	256	259	285
New Jersey	47	47	67	58	64	90	105	110	157	20	20	18	125	130	176
New York	120	117	121	96	98	104	216	215	224	17	17	21	233	232	245
Oregon	99	101	102	37	37	35	136	138	138	—	—	1	136	138	138

Total	1,557	1,552	1,642	691	694	729	2,248	2,247	2,371	111	113	116	2,359	2,360	2,487

Year over Year		(5)%			(5)%			(5)%			(4)%			(5)%
Sequential		0%			(0)%			0%			(2)%			(0)%

	Medicare Risk			Medicaid			Health Plan Total
	6/06	3/06	6/05	6/06	3/06	6/05	6/06	3/06	6/05
Arizona	35	33	31	—	—	—	154	151	150
California	104	103	93	726	713	700	2,320	2,298	2,316
Connecticut	32	29	27	87	87	94	375	375	406
New Jersey	—	—	—	47	45	42	172	175	217
New York	7	7	6	—	—	—	240	239	251
Oregon	19	18	14	—	—	—	155	157	153

Total	197	190	171	860	845	836	3,416	3,394	3,493

Year over Year		15%			3%			(2)%
Sequential		4%			2%			1%

	6/06	3/06	6/05
Medicare PDP (Stand-Alone)	288	255	—

	6/06	3/06	6/05
TRICARE
North Contract **	2,932	2,941	2,946

*	Commercial Large Group includes Medicare Supplement

**	Includes Tricare eligible for which we have health care risk, and those for which we provide Administrative Services Only (ASO), primarily active duty

Health Net, Inc.

Reconciliation of Reserves for Claims and Other Settlements

(In millions)

	Health Plan Services
	YTD 6/2006	Year 2005	Year 2004
Reserve for claims (a), beginning of period	$768.7	$794.6	$777.1
Incurred claims related to:
Current Year	2,601.3	5,130.4	5,048.3
Prior Years (c)	(75.7)	(114.5)	8.7

Total Incurred (b)	2,525.6	5,015.9	5,057.0
Paid claims related to:
Current Year	1,959.0	4,401.3	4,286.9
Prior Years	642.5	640.5	752.6

Total Paid (b)	2,601.5	5,041.8	5,039.5
Reserve for claims (a), end of period	692.8	768.7	794.6
Add:
Claims Payable	178.1	177.2	288.3
Other (d)	105.5	94.3	86.4

Reserves for claims and other settlements, end of period	$976.4	$1,040.2	$1,169.3

(a)	Consists of incurred but not reported claims and received but unprocessed claims and reserves for loss adjustment expenses.

(b)	Includes medical claims only. Capitation, pharmacy and other payments including provider settlements are not included.

(c)	This line represents the change in reserves attributable to the difference between the original estimate of incurred claims for prior years and the revised estimate. In developing the revised estimate, there have been no changes in the approach used to determine the key actuarial assumptions, which are the completion factor and medical cost trend. Claims liabilities are estimated under actuarial standards of practice and generally accepted accounting principles. The majority of the reserve balance held at each quarter-end is associated with the most recent months’ incurred services because these are the services for which the fewest claims have been paid. The majority of the adjustments to reserves relate to variables and uncertainties associated with actuarial assumptions. The degree of uncertainty in the estimates of incurred claims is greater for the most recent months’ incurred services. Revised estimates for prior years are determined in each quarter based on the most recent updates of paid claims for prior years.

(d)	Includes accrued capitation, shared risk settlements, provider incentives and other reserve items.